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                                                                  EXHIBIT 23(d)



                     CONSENT OF DANIELS & ASSOCIATES, L.P.


         We hereby consent to the use of our opinion, and to the description thereof contained under the heading "THE MERGER - Opinion of Financial Advisor," in the Proxy Statement/Prospectus of Lufkin-Conroe Communications
Co. and Texas Utilities Company included in this Registration Statement of Texas Utilities Company and to all references to our firm included in or made a part of this Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder.


                                            DANIELS & ASSOCIATES, L.P.




Denver, Colorado
October 2, 1997